Exhibit 4.8

Execution Version

STOCKHOLDERS AGREEMENT

BY AND AMONG

JEFFERSON CAPITAL, INC.

AND

THE INITIAL STOCKHOLDERS

JUNE 25, 2025

EXHIBIT

Exhibit A: Form of Joinder Agreement

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is entered into as of June 25, 2025 by and among Jefferson Capital, Inc., a Delaware corporation (the “Company”), J.C. Flowers IV L.P., a Cayman Islands exempted limited partnership (“JCF IV”), and JCF IV Coinvest JCAP L.P., a Cayman Islands exempted limited partnership (“JCF IV Coinvest” and together with JCF IV, the “Initial Stockholders”).

Recitals

A.WHEREAS, the Company is proposing to consummate an initial public offering (the “IPO”) of its common stock, par value $0.0001 per share (the “Common Stock”), pursuant to an underwriting agreement, dated June 25, 2025.

B.WHEREAS, the Initial Stockholders and the Company desire to enter into this Agreement and the Board of Directors of the Company (the “Board”) has approved this Agreement.

C.WHEREAS, the parties to this Agreement desire to agree upon the respective rights and obligations after the IPO with respect to the securities of the Company now or hereafter issued and outstanding and held by the parties to this Agreement and certain matters with respect to their investment in the Company.

Agreement

NOW THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

SECTION I.	DEFINITIONS

1.1Drafting Conventions; No Construction Against Drafter.

(a)The headings in this Agreement are provided for convenience and do not affect its meaning. The words “include,” “includes” and “including” are to be read as if they were followed by the phrase “without limitation.” Unless specified otherwise, any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in such agreement. Unless specified otherwise, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations. If any date specified in this Agreement as a date for taking action falls on a day that is not a business day, then that action may be taken on the next business day. Unless specified otherwise, the words “party” and “parties” refer only to a party named in this Agreement or one who joins this Agreement as a party pursuant to the terms hereof.

(b)The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the parties and there is to be no presumption or burden of proof or rule of strict construction favoring or disfavoring any party because of the authorship of any provision of this Agreement.

1.2Defined Terms. The following capitalized terms, as used in this Agreement, have the meanings set forth below.

“Affiliate” means with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by or is under common control with the specified Person or any of such Person’s Affiliates, including any stockholder, partner, officer, director, manager or member of the specified Person and any investment fund now or hereafter managed by, or which is controlled by or is under common control with, one or more general partners of the specified Person. For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise. For purposes of this definition, the Company and its subsidiaries will not be deemed to be Affiliates of any specified Person.

“Board” has the meaning set forth in the recitals.

“Closing” means the closing of the IPO.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble and shall include any successor thereto.

“Credit Agreement” means that certain Credit Agreement, as amended by Amendment No. 1 to the Credit Agreement, dated as of December 28, 2021, Amendment No. 2 to the Credit Agreement, dated as of February 28, 2022, Amendment No. 3 to the Credit Agreement, dated as of April 26, 2023, Amendment No. 4 to the Credit Agreement, dated as of September 29, 2023, Amendment No. 5 to the Credit Agreement, dated as of June 3, 2024, Amendment No. 6 to the Credit Agreement, dated as of November 13, 2024, and as amended, restated, amended and restated, supplemented or otherwise modified from time to time, with Citizens Bank, N.A., as administrative agent, and the lenders from time to time party thereto.

“Director” means a member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“FINRA” has the meaning set forth in Section 3.3(c)(v).

“Initial Stockholders” has the meaning set forth in the preamble.

“IPO” has the meaning set forth in the recitals.

“JCF Director” means a JCF Nominee that is elected as a Director.

“JCF IV” has the meaning set forth in the preamble.

“JCF IV Coinvest” has the meaning set forth in the preamble.

“JCF Majority Interest” means, at any given time, the JCF Stockholders holding a majority of the outstanding Shares held at that specified time by all JCF Stockholders.

“JCF Nominee” has the meaning set forth in Section 4.1(b).

“JCF Stockholders” means (i) JCF IV, JCF IV Coinvest and any other investment funds affiliated with or advised by J.C. Flowers & Co. LLC and (ii) any Permitted Transferee or Affiliate of JCF IV or JCF IV Coinvest that (x) is issued Common Stock or becomes the beneficial owner of any Common Stock or is

Transferred any Common Stock by any other Person and (y) becomes a party hereto by executing a Joinder Agreement.

“Joinder Agreement” means the joinder agreement substantially in the form of Exhibit A.

“Losses” has the meaning set forth in Section 3.4(a).

“Necessary Action” means, with respect to a specified result, all commercially reasonable actions required to cause such result that are within the power of a specified Person, including (i) voting or providing a written consent or proxy with respect to shares of the Company’s capital stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result and (v) causing members of the Board, subject to any fiduciary duties that such members may have as Directors (including pursuant to Section 4.1(d)), to act in a certain manner, including causing members of the Board or any nominating or similar committee of the Board to recommend the appointment of any JCF Nominees as provided by this Agreement.

“Nominating Committee” has the meaning set forth in Section 4.1(c).

“Permitted Transferee” means, with respect to any Stockholder, (i) any Affiliate of such Stockholder, (ii) any director, officer or employee of any Affiliate of such Stockholder, or (iii) any direct or indirect member or general or limited partner of such Stockholder that is the transferee of Shares pursuant to a pro rata distribution of Shares by such Stockholder to its partners or members, as applicable (or any subsequent Transfer of such Shares by the transferee to another Permitted Transferee).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares” means, at any time, (i) shares of Common Stock and (ii) any other equity securities now or hereafter issued by the Company, together with any options thereon and any other shares of stock or other equity securities issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Stockholders” means the Initial Stockholders and any other stockholders who from time to time become party to this Agreement by execution of a Joinder Agreement.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement.

“WKSI” means a well-known seasoned issuer, as defined in Rule 405 under the Securities Act.

SECTION II.	REPRESENTATIONS AND WARRANTIES

2.1Representations and Warranties of the Initial Stockholders. Each Initial Stockholder has the power and authority to enter into this Agreement and carry out its obligations hereunder. Each of the Initial Stockholders hereby represents, warrants and covenants to the Company as follows: (a) this Agreement has been duly authorized, executed and delivered by such Initial Stockholder; (b) this Agreement constitutes the valid and binding obligation of such Initial Stockholder enforceable against it in accordance with its terms; and (c) the execution, delivery and performance by such Initial Stockholder of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Initial Stockholder, or require such Initial Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not constitute a breach of or default under any material agreement to which such Initial Stockholder is a party.

2.2Representations and Warranties of the Company. The Company hereby represents, warrants and covenants to the Initial Stockholders as follows: (a) the Company has full corporate power and authority to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms; and (c) the execution, delivery and performance by the Company of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Company.

SECTION III.	REGISTRATION RIGHTS

3.1Demand and Piggyback Rights.

(a)Right to Demand a Non-Shelf Registered Offering. Upon the demand of one or more JCF Stockholders, the Company will facilitate in the manner described in this Agreement a registered offering of the Shares requested by the demanding JCF Stockholders to be included in such offering. A demand by JCF Stockholders for a non-shelf registered underwritten offering that will result in the imposition of a lockup on the Company and the Stockholders may not be made unless the Shares requested to be sold by the demanding JCF Stockholder(s) in such offering have an aggregate market value (based on the most recent closing price of the Common Stock at the time of the demand and net of underwriting discounts and commissions) of at least $25.0 million (or such lesser amount if all Shares held by the demanding JCF Stockholder are requested to be sold). Any demanded registered offering may, at the Company’s option, include Shares to be sold by the Company for its own account and will also include Shares to be sold by other Stockholders or other holders of Shares with similar rights, if any, that exercise their related piggyback rights on a timely basis.

(b)Right to Piggyback on a Non-Shelf Registered Offering. In connection with any registered offering of Common Stock covered by a non-shelf registration statement (whether pursuant to the exercise of demand rights or at the initiative of the Company), the Stockholders may exercise piggyback rights to have included in such offering Shares held by them. The Company will facilitate in the manner described in this Agreement any such non-shelf registered offering.

(c)Right to Demand and be Included in a Shelf Registration. Upon the demand of one or more JCF Stockholders, the Company will facilitate in the manner described in this Agreement a shelf registration of Shares held by them (such registration statement, a “Shelf Registration Statement”). If at any time or from time to time, the Company proposes to file a Shelf Registration Statement for itself or on behalf of any other stockholder, for a delayed or continuous offering pursuant to Rule 415 under the Securities Act or any successor rule thereto, then the Company shall give each Stockholder written notice prior to filing a Shelf Registration Statement and, upon the written request of any Stockholder, the Company shall include in such Shelf Registration Statement a number of Shares held by such Stockholder equal to the aggregate number of Shares requested to be included by such Stockholder. If at the time of such request the Company is a WKSI, such shelf registration may, at the request of such JCF Stockholders, cover an unspecified number of Shares to be sold by the Company and the Stockholders.

(d)Demand and Piggyback Rights for Shelf Takedowns. Upon the demand of one or more JCF Stockholders made at any time and from time to time, the Company will facilitate in the manner described in this Agreement a “takedown” of Shares off of an effective Shelf Registration Statement. In connection with any underwritten shelf takedown (whether pursuant to the exercise of such demand rights or at the initiative of the Company), the Stockholders may exercise piggyback rights to have included in such takedown Shares held by them that are registered on such shelf. Notwithstanding the foregoing, JCF Stockholders may not demand an underwritten shelf takedown for an offering that will result in the imposition of a lockup on the Company and the Stockholders unless the Shares requested to be sold by the demanding JCF Stockholders in such takedown have an aggregate market value (based on the most recent closing price of the Common Stock at the time of the demand and net of underwriting discounts and commissions) of at least $25.0 million (or such lesser amount if all Shares held by the demanding JCF Stockholder are requested to be sold).

(e)Limitations on Demand and Piggyback Rights.

(i)The JCF Stockholders shall not be permitted to make a demand pursuant to Section 3.1(a) that is not in compliance with the lock-up agreement that such JCF Stockholders entered into in connection with the IPO.

(ii)The Company shall not be obligated to effect, or to take any action to effect, any registration on Form S-1, after the Company has effected two (2) such registrations pursuant to Section 3.1(a), and the Company shall not be obligated to effect, or to take any action to effect, any registration on Form S-3 if the Company has effected three (3) such shelf registrations pursuant to Section 3.1(c) within the 12-month period immediately preceding the date of such request.

(iii)Any demand for the filing of a registration statement or for a registered offering or takedown will be subject to the constraints of any applicable lockup arrangements, and such demand must be deferred until such lockup arrangements no longer apply. If a demand has been made for a non-shelf registered offering or for an underwritten takedown, no further demands may be made so long as the related offering is still being pursued. Notwithstanding anything in this Agreement to the contrary, the Stockholders will not have piggyback rights with respect to any registration by the Company that consists of (i) a registration relating solely to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to transaction pursuant to Rule 145 under the Securities Act; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(iv)The Stockholders shall not be permitted to sell any securities pursuant to Section 3.1 at any time that the Board determines in good faith that it would be materially detrimental to the Company or its stockholders for sales of securities to be made; provided that all Stockholders shall be treated consistently in connection with each such determination; and provided, further, that the Company shall promptly notify each Stockholder in writing of any such action and provided, further, that any such delay may not last more than thirty (30) days and that the Company may not invoke this right more than once in any 12-month period.

3.2Notices, Cutbacks and Other Matters.

(a)Notifications Regarding Registration Statements. In order for one or more JCF Stockholders to exercise their right to demand that a registration statement be filed, they must so notify the Company in writing indicating the number of Shares sought to be registered and the proposed plan of distribution. The Company will use its best efforts to keep the JCF Stockholders contemporaneously apprised of all pertinent aspects of its pursuit of any registration, whether pursuant to a JCF Stockholder demand or otherwise, with respect to which a piggyback opportunity is available (and in any event, provide written notice of such registration statement at least five (5) business days before a filing of a registration statement). Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain the confidentiality of these discussions.

(b)Notifications Regarding Registration Piggyback Rights. Any Stockholder wishing to exercise its piggyback rights with respect to a non-shelf registration statement must notify the Company and the other Stockholders of the number of Shares it seeks to have included in such registration statement. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on the second trading day prior to (i) if applicable, the date on which the preliminary prospectus intended to be used in connection with pre-effective marketing efforts for the relevant offering is expected to be finalized, and (ii) if no marketing takes place, the date on which the pricing of the relevant offering is expected to occur. No such notice is required in connection with a shelf registration statement, as Shares held by all JCF Stockholders will be included up to the applicable percentage (unless otherwise requested by any JCF Stockholder).

(c)Notifications Regarding Demanded Underwritten Takedowns.

(i)The Company will keep the JCF Stockholders contemporaneously apprised of all pertinent aspects of any underwritten shelf takedown in order that they may have a reasonable opportunity to exercise their related piggyback rights. Without limiting the Company’s obligation as described in the preceding sentence, having a reasonable opportunity requires that the JCF Stockholders be notified by the Company of an anticipated underwritten takedown (whether pursuant to a demand made by other JCF Stockholders or made at the Company’s own initiative) no later than 5:00 pm, New York City time, on (i) if applicable, the second trading day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with pre-pricing marketing efforts for such takedown is finalized, and (ii) in all cases, the second trading day prior to the date on which the pricing of the relevant takedown occurs.

(ii)Any JCF Stockholder wishing to exercise its piggyback rights with respect to an underwritten shelf takedown must notify the Company and the other JCF Stockholders of the number of Shares it seeks to have included in such takedown. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on (i) if applicable, the trading day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with marketing efforts for the relevant offering is expected to be finalized, and (ii) in all cases, the trading day prior to the date on which the pricing of the relevant takedown occurs.

(iii)Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain appropriate confidentiality of their discussions regarding a prospective underwritten takedown.

(d)Plan of Distribution, Underwriters and Counsel. If (i) a majority of the Shares proposed to be sold in an underwritten offering through a non-shelf registration statement or through a shelf takedown are being sold by the Company for its own account and (ii) such offering was initiated by the Company and not by any JCF Stockholder, the Company will be entitled to determine the plan of distribution and select the managing underwriters for such offering. Otherwise, the Stockholders holding a majority of the Shares requested to be included in such offering will be entitled to determine the plan of distribution and select the managing underwriters, and such majority will also be entitled to select counsel for the selling Stockholders (which may be the same as counsel for the Company). In the case of a Shelf Registration Statement, the plan of distribution will provide as much flexibility as is reasonably possible, including with respect to resales by transferees of Stockholders.

(e)Cutbacks. If the managing underwriters advise the Company and the selling Stockholders that, in their opinion, the number of Shares requested to be included in an underwritten offering exceeds the amount that can be sold in such offering without adversely affecting the distribution of the Shares being offered, such offering will include only the number of Shares that the underwriters advise can be sold in such offering.

(i)In the case of a registered offering upon the demand of one or more JCF Stockholders, the selling Stockholders (including those Stockholders exercising piggyback rights pursuant to Section 3.1(b)) collectively will have first priority and will be subject to cutback pro rata based on the number of Shares initially requested by them to be included in such offering. To the extent of any remaining capacity, all other stockholders having similar registration rights will have second priority and will be subject to cutback pro rata based on the number of Shares initially requested by them to be included in such offering. To the extent of any remaining capacity, the Company will have third priority. Except as contemplated by the immediately preceding three sentences, other selling stockholders (other than transferees to whom a Stockholder has assigned its rights under this Agreement) will be included in an underwritten offering only with the consent of Stockholders holding a majority of the Shares being sold in such offering.

(ii)In the case of a registered offering upon the initiative of the Company, the Company will have first priority. To the extent of any remaining capacity, the selling Stockholders as a group will have second priority and will be subject to cutback pro rata based on the number of Shares initially requested by such selling Stockholders to be included in such offering. To the extent of any remaining capacity, all other stockholders having similar registration rights as a group will have third priority and will be subject to cutback pro rata based on the number of Shares initially requested by such group to be included in such offering. Except as contemplated by the immediately preceding sentence, other stockholders (other than transferees to whom a Stockholder has assigned its rights under this Agreement) will be included in an underwritten offering only with the consent of the JCF Majority Interest.

(f)Withdrawals. Even if Shares held by a JCF Stockholder have been part of a registered underwritten offering, such JCF Stockholder may, no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the Shares being offered for its account.

(g)Lockups. In connection with any underwritten offering of Shares following the IPO, the Company and each participating Stockholder hereby agree to be bound by the underwriting agreement’s lockup restrictions (which must apply, and continue to apply, in like manner to all of them) that are agreed to (i) by the Company, if a majority of the Shares being sold in such offering are being sold for its account or (ii) by JCF Stockholders holding a majority of Shares being sold by all JCF Stockholders, if a majority of the Shares being sold in such offering are being sold by JCF Stockholders, as applicable; provided, however, that in no event following the IPO shall such lockup restrictions last more than ninety (90) days; provided, further, if any party to a lock-up is released from its holdback period by the underwriters prior to the end of the applicable holdback period, then each other Stockholder shall be similarly released to the same extent and on a pro rata basis.

(h)Expenses. All expenses incurred in connection with any registration statement or registered offering covering Shares held by Stockholders, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel to the Company and to the Stockholders (provided that the Company shall only be responsible for the fees and disbursements of one outside counsel together with appropriate local counsel for all of the Stockholders (as selected by the Stockholders holding a majority of the Shares being included in such registration)) and of the independent certified public accountants, and the expense of qualifying such Shares under state blue sky laws, will be borne by the Company. However, underwriters’, brokers’ and dealers’ discounts and commissions applicable to Shares sold for the account of a Stockholder will be borne by such Stockholder.

3.3Facilitating Registrations and Offerings.

(a)General. If the Company becomes obligated under this Agreement to facilitate a registration and offering of Shares on behalf of the Stockholders, the Company will do so with the same degree of care and dispatch as would reasonably be expected in the case of a registration and offering by the Company of Shares for its own account. Without limiting this general obligation, the Company will fulfill its specific obligations as described in this Section 3.3.

(b)Registration Statements. In connection with each registration statement that is demanded by the JCF Stockholders or as to which piggyback rights otherwise apply, the Company will:

(i)prepare and file (or confidentially submit) with the SEC a registration statement covering the applicable Shares, (ii) prepare and file (or confidentially submit) such amendments or supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten public offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with the sale of Shares by an underwriter or dealer), (iii) seek the effectiveness thereof, and (iv) file with the SEC prospectuses and prospectus supplements as may be required, all in consultation with the JCF Stockholders and as reasonably necessary in order to permit the offer and sale of the such Shares in accordance with the applicable plan of distribution;

(ii)(1) within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus, provide copies of such documents to the selling Stockholders and to the underwriter or underwriters of an underwritten offering, if applicable, and to their respective counsel; fairly consider such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the Stockholders or the underwriter or the underwriters may request; and make such of the representatives of the Company as shall be reasonably requested by the selling Stockholders or any underwriter available for discussion of such documents; and (2)

within a reasonable time prior to the filing of any document which is to be incorporated by reference into a registration statement or a prospectus, provide copies of such document to counsel for the Stockholders and underwriters; fairly consider such reasonable changes in such document prior to or after the filing thereof as counsel for such Stockholders or such underwriter shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;

(iii)cause each registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement and during the distribution of the registered Shares (x) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iv)notify each Stockholder promptly, and, if requested by such Stockholder, confirm such advice in writing, (i) when a registration statement has become effective and when any post-effective amendments and supplements thereto become effective if such registration statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462 under the Securities Act, (ii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a registration statement or the initiation or threatening of any proceedings for that purpose, (iii) if, between the effective date of a registration statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period a registration statement is effective as a result of which such registration statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, if required by applicable law, prepare and file a supplement or amendment to such registration statement or prospectus so that, as thereafter delivered to the purchasers of Shares registered thereby, such registration statement or prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(v)furnish counsel for each underwriter, if any, and for the Stockholders copies of any correspondence with the SEC or any state securities authority relating to the registration statement or prospectus;

(vi)otherwise comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least twelve (12) months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force);

(vii)use all reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time;

(c)Non-Shelf Registered Offerings and Shelf Takedowns. In connection with any non-shelf registered offering or shelf takedown that is demanded by the JCF Stockholders or as to which piggyback rights otherwise apply, the Company will:

(i)cooperate with the selling Stockholders and the sole underwriter or managing underwriter(s) of an underwritten offering of Shares, if any, to facilitate the timely preparation and delivery of certificates representing the Shares to be sold and not bearing any restrictive legends; and enable such Shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Stockholders or the sole underwriter or managing underwriter(s) of an underwritten offering of Shares, if any, may reasonably request at least five (5) days prior to any sale of such Shares;

(ii)furnish to each Stockholder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Stockholder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Shares; the Company hereby consents to the use of the prospectus, including each preliminary prospectus, by each such Stockholder and underwriter in connection with the offering and sale of the Shares covered by the prospectus or the preliminary prospectus;

(iii)(i) use all reasonable efforts to register or qualify the Shares being offered and sold, no later than the time the applicable registration statement becomes effective, under all applicable state securities or “blue sky” laws of such jurisdictions as each underwriter, if any, or any Stockholder holding Shares covered by a registration statement, shall reasonably request; (ii) use all reasonable efforts to keep each such registration or qualification effective during the period such registration statement is required to be kept effective; (iii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in the registration statement and (iv) do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and Stockholder to consummate the disposition in each such jurisdiction of such Shares owned by such Stockholder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Shares in connection therewith) in any such jurisdiction;

(iv)cause all Shares being sold to be qualified for inclusion in or listed on the principal U.S. securities exchange on which the Common Stock is then so qualified or listed;

(v)cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority (“FINRA”) and in the performance of any due diligence investigation by any underwriter in an underwritten offering;

(vi)use all reasonable efforts to facilitate the distribution and sale of any Shares to be offered pursuant to this Agreement, including without limitation by making road show presentations, holding meetings with and making calls to potential investors and taking such other actions as shall be requested by the Stockholders or the lead managing underwriter of an underwritten offering;

(vii)enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Shares and in connection therewith:

(1)make such representations and warranties to the selling Stockholders and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

(2)obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing underwriter, if any) addressed to each selling Stockholder and the underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Stockholders and underwriters;

(3)obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the selling Stockholders, if permissible, and the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings;

(4)to the extent requested by the JCF Shareholders, cause the Company’s Directors and executive officers to enter into lock-up agreements in customary form; and

(5)to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the Stockholders providing for, among other things, the appointment of such representative as agent for the selling Stockholders for the purpose of soliciting purchases of Shares, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants.

The above shall be done at such times as customarily occur in similar registered offerings or shelf takedowns.

(viii)take all actions to ensure that any free writing prospectus utilized in connection with any registration or offering hereunder complies in all material respects with the Securities Act in relation to the circulation of a prospectus, is filed in accordance with the Securities Act, is retained in accordance with the Securities Act and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ix)permit any JCF Stockholder that, in its sole exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration statement and to allow such JCF Stockholder to provide language for insertion therein, in form and substance satisfactory to the Company, which in the reasonable judgment of such JCF Stockholder and its counsel should be included;

(x)use best efforts to (i) make Form S-3 available for the sale of Shares and (ii) prevent the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Shares included in such registration statement for sale in any jurisdiction, and in the event any such order is issued, use best efforts to obtain promptly the withdrawal of such order;

(xi)if requested by any managing underwriter and reasonably available, include in any prospectus or prospectus supplement updated financial or business information for the Company’s most recent period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;

(xii)take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(xiii)cooperate with each JCF Stockholder covered by the registration statement and each underwriter or agent participating in the disposition of such Shares and their respective counsel in connection with the preparation and filing of applications, notices, registrations and responses to requests for additional information with FINRA, Nasdaq or any other national securities exchange on which the Shares are or are to be listed, and to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the managing underwriter;

(xiv)if the Company does not pay the filing fee covering the Shares at the time an automatic shelf registration statement is filed, pay such fee at such time or times as the Shares are to be sold;

(xv)if an automatic shelf registration statement covering any Shares has been outstanding for at least three years, at the end of the third year, refile a new automatic shelf registration statement covering the Shares, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its best efforts to refile the shelf registration statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective; and

(xvi)if the Company plans to file any automatic shelf registration statement for the benefit of the holders of any of its securities other than the JCF Stockholders, and the JCF Stockholders do not request that their Shares be included in such shelf registration statement, the Company agrees that, at the request of the JCF Majority Interest, include in such automatic shelf registration statement such disclosures as may be required by Rule 430B in order to ensure that the JCF Stockholders may be added to such shelf registration statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment (and if the Company has filed any automatic shelf registration statement for the benefit of the holders of any of its securities other than the JCF Stockholders, the Company shall, at the request of the JCF Majority Interest, file any post-effective amendments necessary to include therein all disclosure and language necessary to ensure that the JCF Stockholders may be added to such shelf registration statement).

(d)Due Diligence. In connection with each registration and offering of Shares to be sold by Stockholders, the Company will, in accordance with customary practice, make available for inspection by representatives of the Stockholders participating in such offering and underwriters and any counsel or accountant retained by such Stockholder or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise.

(e)Information from Stockholders. Each Stockholder that holds Shares covered by any registration statement will furnish to the Company such information regarding itself as is required to be included in the registration statement, the ownership of Shares by such Stockholder and the proposed distribution by such Stockholder of such Shares as the Company may from time to time reasonably request in writing.

3.4Indemnification.

(a)Indemnification by the Company. In the event of any registration under the Securities Act by any registration statement pursuant to rights granted in this Agreement of Shares held by the Stockholders, the Company will indemnify and hold harmless the Stockholders, the Stockholders’ officers, directors, employees, agents, fiduciaries, stockholders, managers, partners, members, affiliates, direct and indirect equityholders, consultants and representatives, and any successors and assigns thereof and each underwriter of such securities and each other person, if any, who controls any Stockholder or such underwriter within the meaning of the Securities Act, against any losses, claims, actions (whether commenced or threatened), damages, liabilities or expenses (including legal fees and costs of court) (collectively, “Losses”), joint or several, to which the Stockholders or such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such Losses (or any actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (i) contained in (A) any registration statement, prospectus, preliminary prospectus, free writing prospectus, any testing-the-waters materials or any road show or any amendment of or supplement to any of the foregoing, or (B) any application or other document or communication (in this Section 3.4, collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the “blue sky” or securities laws thereof, (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance; and will reimburse any such Indemnified Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses; provided, however, that the Company shall not be liable to any Stockholder or its underwriters or controlling persons in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, prospectus, preliminary prospectus or free writing prospectus or such amendment or supplement, or in any application, in reliance upon and in conformity with information furnished to the Company by such Stockholder or such underwriter specifically for use in the preparation thereof. The Company and the Stockholders hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by the applicable Stockholders, the only information furnished or to be furnished to the Company for such use are statements specifically relating to (a) the beneficial ownership of Shares by such Stockholder and its Affiliates and (b) the name and address of such Stockholder.

(b)Indemnification by the Stockholders. Each Stockholder will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 3.4(a)) the Company, its officers, Directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of the Securities Act), with respect to Losses (as determined by a final and unappealable judgment, order or decree of a court of competent jurisdiction) arising from (i) any statement or omission from such registration statement, or any amendment or supplement to it, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by such Stockholder specifically regarding such Stockholder for use in the preparation of such registration statement or amendment or supplement, and (ii) compliance by such Stockholder with applicable laws in effecting the sale or other disposition of the securities covered by such registration statement.

(c)Indemnification Procedures. Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in Section 3.4(a) and Section 3.4(b), the indemnified party will, if a resulting claim is to be made or may be made against and indemnifying party, give written notice to the indemnifying party of the commencement of the action. The failure of any indemnified party to give notice shall not relieve the indemnifying party of its obligations in this Section 3.4, except to the extent that the indemnifying party is actually prejudiced by the failure to give notice. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense of the action with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the action’s defense. An indemnified party shall have the right to employ separate counsel in any action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at such indemnified party’s expense unless (a) the employment of such counsel has been specifically authorized in writing by the indemnifying party, which authorization shall not be unreasonably withheld, (ii) the indemnifying party has not assumed the defense and employed counsel reasonably satisfactory to the indemnified party within thirty (30) days after notice of any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include the indemnified party and the indemnifying party and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to all local counsel which is necessary, in the good faith opinion of both counsel for the indemnifying party and counsel for the indemnified party in order to adequately represent the indemnified parties) for the indemnified party and that all such fees and expenses shall be reimbursed as they are incurred upon written request and presentation of invoices. Whether or not a defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (such consent not to be unreasonably withheld, delayed or conditioned). No indemnifying party will consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (ii) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

(d)Contribution. If the indemnification required by this Section 3.4 from the indemnifying party is unavailable to or insufficient to hold harmless an indemnified party in respect of any indemnifiable Losses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect (i) the relative benefit of the indemnifying and indemnified parties and (ii) if the allocation in clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefit referred to in clause (i) and also the relative fault of the indemnified and indemnifying parties, in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or parties, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and the Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 3.4(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the prior provisions of this Section 3.4(d). Notwithstanding the provisions of this Section 3.4(d), no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered to the public by the indemnifying party exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such a fraudulent misrepresentation.

(e)Non-Exclusive Remedy. The indemnification and contribution provided for under this Agreement will be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract (and the Company and its subsidiaries shall be considered the indemnitors of first resort in all such circumstances to which this Section 3 applies) and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the Transfer of Shares and the termination or expiration of this Agreement.

3.5Rule 144. If the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act but is not required to file such reports, it will, upon the request of the JCF Stockholder, make publicly available such information) and it will take such further action as any Stockholder may reasonably request, so as to enable such Stockholder to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Stockholder, the Company will deliver to such Stockholder a written statement as to whether it has complied with such requirements.

SECTION IV.	GOVERNANCE MATTERS

4.1Board of Directors.

(a)Composition of Initial Board. As of the Closing, the Board shall be comprised of seven (7) Directors, the following four (4) of whom shall be deemed to have been designated by the JCF Stockholders: Thomas Harding, Thomas Lydon, Jr., John Oros and Christopher Giles. The foregoing Directors shall be divided into three classes of Directors, each of whose members shall serve for staggered three-year terms as follows:

(i)the Class I Directors shall initially be David Burton, Thomas Harding and Thomas Lydon, Jr.;

(ii)the Class II Directors shall initially be John Oros and Christopher Giles; and

(iii)the Class III Directors shall initially be Beth Leonard and Ronald Vaske.

The initial term of the Class I Directors shall expire immediately following the Company’s 2026 annual meeting of stockholders at which Directors are elected. The initial term of the Class II Directors shall expire immediately following the Company’s 2027 annual meeting of stockholders at which Directors are elected. The initial term of the Class III Directors shall expire immediately following the Company’s 2028 annual meeting at which Directors are elected.

(b)JCF Stockholders’ Representation. For so long as the JCF Stockholders, their Affiliates and any Permitted Transferees of the foregoing hold, in the aggregate, a number of shares of the outstanding Common Stock representing at least the percentages shown below, the Company shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as Directors at each applicable annual or special meeting of stockholders at which Directors are to be elected that number of individuals designated by the JCF Stockholders (each, a “JCF Nominee”) that, if elected, will result in the number of JCF Directors serving on the Board that is shown below.

Percentage	Number of Directors
50% or greater	4 (at least two (2) of which such JCF Directors must be “independent” Directors under applicable law and stock exchange listing standards)
Less than 50% but greater than or equal to 30%	3
Less than 30% but greater than or equal to 20%	2
Less than 20% but greater than or equal to 10%	1
Less than 10%	0

(c)Additional Obligations. An individual designated by the JCF Stockholders for election (including pursuant to Section 4.1(b)) as a Director shall comply with any applicable requirements of the Company’s certificate of incorporation, bylaws and corporate governance guidelines (collectively, the “Company Director Requirements”), and the charter or related guidelines of any committee of the Board responsible for nominating Directors (such committee, if any, a “Nominating Committee”). Notwithstanding anything to the contrary in this Section 4, in the event that the Board determines in good faith, after consultation with outside legal counsel, that its nomination, appointment or election of a particular JCF Nominee pursuant to this Section 4.1 would constitute a breach of its fiduciary duties to the Company’s stockholders or does not otherwise comply with any requirements of the Company Director Requirements, or the charter or related guidelines of the Nominating Committee, if any, then the Board shall inform the JCF Stockholders of such determination in writing and explain in reasonable detail the basis for such determination and the JCF Stockholders shall designate another individual for nomination, election or appointment to the Board (subject in each case to this Section 4.1(c)), and the Board and the Company shall take all of the actions required by this Section 4 with respect to the election of such substitute JCF Nominee. It is hereby acknowledged and agreed that the fact that a particular JCF Nominee is an Affiliate, director, professional, partner, member, manager, employee or agent of the JCF Stockholders or is not an independent director shall not in and of itself constitute an acceptable basis for such determination by the Board.

(d)Vacancies. The JCF Stockholders shall have the exclusive right to designate Directors for election to the Board to fill vacancies (for the remainder of the then current term) created by reason of death, disability, removal or resignation of JCF Directors to the Board of Directors, and the Company shall take all Necessary Action to cause any such vacancies to be filled by replacement Directors designated by the JCF Stockholders as promptly as reasonably practicable.

(e)Committees. In accordance with the Company’s certificate of incorporation and bylaws, (i) the Board shall establish and maintain an audit committee of the Board, as well as all other committees of the Board the Company is required to have in accordance with applicable laws and stock exchange regulations at such time, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, the JCF Stockholders shall have the right to have one (1) JCF Director appointed to serve on each committee of the Board for so long as the JCF Stockholders have the right to designate at least one (1) Director for nomination to the Board. In furtherance of the foregoing, the Company agrees to take all Necessary Action to have at least one (1) JCF Director appointed to serve on each committee of the Board (to the extent not prohibited by applicable laws or stock exchange regulations).

(f)Controlled Company. The Company shall avail itself of all available “controlled company” exceptions to the corporate governance listing standards of any securities exchange on which shares of Common Stock are listed, unless waived in writing by the JCF Stockholders.

(g)Company Agreement. The Company hereby agrees that it will take all Necessary Actions to cause the matters addressed by this Section 4.1 to be carried out in accordance with the provisions thereof. Without limiting the foregoing, the Secretary of the Company or such other officer or employee of the Company who may be fulfilling the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Section 4.1.

4.2Consent Rights. So long as the JCF Stockholders and their Affiliates hold, in the aggregate, at least 10% of the outstanding shares of Common Stock, in addition to any vote required by law or the applicable governing documents, the Company shall not take, and shall take all Necessary Action to cause its subsidiaries not to take, directly or indirectly (whether by amendment, merger, consolidation, reorganization or otherwise), any of the following actions without the prior written consent of the JCF Stockholders, which consent shall not be unreasonably withheld:

(a)any acquisition or disposition where aggregate consideration is greater than $100.0 million in a single transaction or series of related transactions;

(b)any transaction in which any Person or group acquires more than 50% of the then outstanding capital stock of the Company or the power to elect a majority of the members of the Board;

(c)any incurrence or refinancing of Indebtedness (as defined in the Credit Agreement) of the Company and its subsidiaries to the extent such incurrence or refinancing would result in the Company and its subsidiaries having Indebtedness in excess of $150.0 million in the aggregate;

(d)any increase or decrease in the size of the Board;

(e)any reorganization, recapitalization, voluntary bankruptcy, liquidation, dissolution or winding-up; or

(f)any amendment, alteration or repeal of any provision of the governing documents of the Company in a manner that adversely affects the powers, preferences or rights of the JCF Stockholders.

SECTION V.	MISCELLANEOUS PROVISIONS

5.1Access Rights. The Company shall, and shall cause its subsidiaries, officers, Directors, employees, auditors and other agents to (a) afford the JCF Stockholders and their officers, employees, auditors and other agents, during normal business hours and upon reasonable notice, at all reasonable times access to the Company’s and its subsidiaries’ officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford the JCF Stockholders and their officers, employees, auditors and other agents the opportunity to discuss the affairs, finances and accounts of the Company and its subsidiaries with their respective officers from time to time as each such JCF Stockholder may reasonably request, in each case, until such time as such JCF Stockholder shall cease to own at least 10% of the Company’s outstanding Common Stock.

5.2Confidentiality. Each Stockholder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company and its subsidiaries, any confidential information obtained from the Company pursuant to Section 5.1, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of any confidentiality obligation by such Stockholder or its affiliates), (b) is or has been independently developed or conceived by such Stockholder without use of or reliance on the Company’s confidential information or (c) is or has been made known or disclosed to such Stockholder by a third party (other than an Affiliate of such Stockholder) without a breach of any confidentiality obligations such third party may have to the Company that is known to such Stockholder; provided, that, a Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants and other professional advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from such Stockholder as long as such prospective purchaser executes a confidentiality agreement with the Company, in form and substance satisfactory to the Company, (iii) to any Affiliate, partner, member, limited partners, prospective partners or related investment fund of such Stockholder and their respective directors, employees, consultants and representatives, in each case in the ordinary course of business (provided that the recipients of such confidential information are subject to a customary confidentiality and non-disclosure obligation, and provided further that Stockholder will remain liable to the Company for any breaches of confidentiality and nondisclosure obligations by such persons), or (iv) as may otherwise be required by law or legal, judicial or regulatory process.

5.3Reliance. Each covenant and agreement made by a party in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns.

5.4Access to Agreement; Amendment and Waiver; Actions of the Board. For so long as this Agreement shall be in effect, this Agreement shall be made available for inspection by any Stockholder at the principal executive offices of the Company. Any party may waive in writing any provision hereof intended for its benefit, provided, that, in the case of any waiver by the Company, such waiver is consented to in writing by the JCF Majority Interest. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. This Agreement may be amended only with the prior written consent of the JCF Majority Interest and the Company; provided that any amendment to this Agreement that adversely affects any Stockholder (other than any JCF Stockholder) in a disproportionate manner shall not be effective against such Stockholder without the prior written consent of such Stockholder. Any consent given as provided in the preceding sentence shall be binding on all parties (subject to the proviso in the preceding sentence).

Further, with the prior written consent of the JCF Majority Interest and the Company, at any time hereafter Permitted Transferees may be made parties hereto, with any such additional parties shall be treated as “Stockholders” for all purposes hereunder, by executing a counterpart signature page in the form attached as Exhibit A hereto, which signature page shall be attached to this Agreement and become a part hereof without any further action of any other party hereto.

5.5Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, electronic mail, facsimile or postage prepaid), sent by express overnight courier service, or delivered to the applicable party at the respective address indicated below:

If to the Company:

Jefferson Capital, Inc.

600 South Highway 169, Suite 1575

Minneapolis, Minnesota 55426

Attention: Matthew Pfohl (Matt.Pfohl@jcap.com)

With a copy (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Marc Jaffe (Marc.Jaffe@lw.com); Erika Weinberg (Erika.Weinberg@lw.com)

If to the JCF Stockholders:

J.C. Flowers & Co. LLC

1301 Avenue of the Americas, 16th Floor

New York, New York 10019

Attention: Sally Rocker (srocker@jcfco.com)

With a copy (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Barrie Covit (bcovit@stblaw.com); Edgar Lewandowski (elewandowski@stblaw.com)

If to any other Stockholder:

At such Person’s address for notice as set forth in the books and records of the Company, or, as to each of the foregoing, at such other address as shall be designated by a party in a written notice to other parties complying as to delivery with the terms of this Section 5.5. All such notices, requests, demands and other communications shall, when mailed, sent or emailed, respectively, be effective (i) two (2) days after being deposited in the mail, (ii) one (1) day after being deposited with the express overnight courier service, respectively, addressed as aforesaid or (iii) the earlier of (x) one (1) business day after being sent and (y) the acknowledgment of receipt of the e-mail by the recipient.

5.6Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts, and delivered via facsimile, .pdf or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

5.7Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any party will result in irreparable injury to the other parties, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance or injunctive relief (to the extent permitted at law or in equity). If any one or more of the provisions of this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein are not to be in any way impaired thereby, it being intended that all of the rights and privileges of the parties be enforceable to the fullest extent permitted by law.

5.8Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

5.9Termination. This Agreement shall terminate on the earlier of (i) the election of the JCF Majority Interest or (ii) with respect any Stockholder, (A) the dissolution or liquidation of such Stockholder or (B) such date as such Stockholder may sell all of its Shares entitled to registration rights without regard to volume or manner of sale restrictions under Rule 144 under the Securities Act, during a 90-day period; provided, that notwithstanding any such termination, Section 3.4 shall survive any expiration or termination of this Agreement. Termination of this Agreement shall not relieve any party for the breach of any obligations under this Agreement prior to such termination.

5.10Governing Law. This Agreement is to be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

5.11Successors and Assigns; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and the respective successors and assigns of the parties as contemplated herein. Any successor to the Company by way of merger or otherwise must specifically agree to be bound by the terms hereof as a condition of such succession.

5.12Consent to Jurisdiction; Specific Performance; Waiver of Jury Trial.

(a)Each of the parties hereto irrevocably and unconditionally consents to the sole and exclusive jurisdiction of the state and federal courts located in Wilmington, Delaware to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to or in connection with this Agreement or the negotiation, breach, validity, termination or performance hereof and thereof or the transactions contemplated hereby and thereby and agrees that it will not bring any such action in any court other than the federal or state courts located in Wilmington, Delaware. Each party further irrevocably waives any objection to proceeding in such courts based upon lack of personal jurisdiction or to the laying of venue in such courts and further irrevocably and unconditionally waives and agrees not to make a claim that such courts are an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given as provided in Section 5.5. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto. The choice of forum set forth in this Section shall not be deemed to preclude the enforcement of any judgment of a Delaware federal or state court, or the taking of any action under this Agreement to enforce such a judgment, in any other appropriate jurisdiction.

(b)The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

(c)EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO OR IN CONNECTION HEREWITH OR THE NEGOTIATION, BREACH, VALIDITY, TERMINATION OR PERFORMANCE HEREOF AND THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. FURTHER, (I) NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY SUCH ACTION AND (II) NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 5.12. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

5.13Further Assurances. The parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

5.14Regulatory Matters. The Company shall and shall cause its subsidiaries to keep the JCF Stockholders informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its subsidiaries, so that the JCF Stockholders and their respective Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.

5.15No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto.

5.16Removal of Legends. The Company shall remove any restrictive legends on any Shares held by any Stockholder promptly upon request by such Stockholder if such legend is not, in the reasonable determination of the Company upon the advice of legal counsel, required to comply with applicable securities laws; provided that the Company may require an opinion of legal counsel reasonably acceptable to the Company prior to any such removal other than in connection with a Transfer made pursuant to an effective registration statement.

5.17Inconsistent Agreements. Neither the Company nor any Stockholder shall enter into any agreement or side letter with, or grant any proxy to, any Stockholder, the Company or any other Person (whether or not such proxy, agreements or side letters are with other Stockholders, holders of Shares that are not parties to this Agreement or otherwise) that conflicts with the provisions of this Agreement or which would obligate such Person to breach any provision of this Agreement.

5.18Recapitalization Transactions. If at any time or from time to time there is any change in the capital structure of the Company by way of share split, share dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by other means, appropriate adjustments will be made in the provision hereof so that the rights and privileges granted hereby will continue.

5.19In-Kind Distributions. If any of the JCF Stockholders (and/or any of their Affiliates) seeks to effectuate an in-kind distribution of all or part of its Shares to its respective direct or indirect equity holders, the Company will, subject to any applicable lock-ups, work with the foregoing Persons to facilitate such in-kind distribution in the manner reasonably requested and consistent with the Company’s obligations under the Securities Act.

5.20Pledges and Transfers. Upon the request of any JCF Stockholder that wishes to (x) pledge, hypothecate or grant security interests in any or all of the Shares held by it including to banks or financial institutions as collateral or security for loans, advances or extensions of credit or (y) Transfer any or all of the Shares held by it, including to third party investors, the Company agrees to cooperate with such JCF Stockholder in taking any action that is in compliance with the Company’s then existing governance policies and reasonably necessary to consummate any such pledge, hypothecation, grant or Transfer, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders), instructing the transfer agent to transfer any such Shares subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends and cooperating in diligence or other matters as may reasonably be requested by any JCF Stockholder in connection with a proposed Transfer.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties are signing this Stockholders Agreement as of the date first set forth above.

JEFFERSON CAPITAL, INC.

By:	/s/ David Burton
Name: David Burton
Title: President and Chief Executive Office

[Signature Page to Stockholders Agreement]

J.C. FLOWERS IV L.P.
By: JCF Associates IV L.P., its general partner
By: JCF Associates IV L.P., its general partner

By:	/s/ J. Christopher Flowers
Name: J. Christopher Flowers
Title: Director

JCF IV COINVEST JCAP L.P.
By: JCF Associates IV L.P., its general partner
By: JCF Associates IV Ltd, its general partner

By:	/s/ J. Christopher Flowers
Name: J. Christopher Flowers
Title: Director

[Signature Page to Stockholders Agreement]

EXHIBIT A

Joinder Agreement

By execution of this signature page,                       hereby agrees to become a party to, and to be bound by the obligations of, and receive the benefits of, that certain Stockholders Agreement, dated as of June 25, 2025, by and among Jefferson Capital, Inc., a Delaware corporation, J.C. Flowers IV L.P., a Cayman Islands exempted limited partnership, and JCF IV Coinvest JCAP L.P., a Cayman Islands exempted limited partnership, as amended from time to time thereafter.

[NAME]

By:
Name:
Title:

Notice Address:

Accepted:

JEFFERSON CAPITAL, INC.

By:
Name:
Title: